Exhibit 10.2
FORM OF AIRCRAFT LEASE AGREEMENT (SN [See Schedule I])
dated as of December _______, 2005 (“Agreement”)
This Agreement (together with all supplements, annexes, exhibits and schedules hereto hereinafter referred to as the “Lease”) is between CFS Air, LLC, with an office at 44 Old Ridgebury Road, Danbury, CT 06810 (together with its successors and assigns, if any “Lessor”) and Air Logistics, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana with its mailing address and chief place of business at 4605 Industrial Drive, New Iberia, LA 70560 (hereinafter called “Lessee”).
1.	LEASING:
     (a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the aircraft, including the airframe, engines and all appurtenant equipment and property (together hereinafter the “Aircraft”) described in Annex A.
     (b) Lessor shall purchase the Aircraft from Lessee and lease it to Lessee if on or before the Last Delivery Date (specified in Annex B) Lessor receives each of the following documents in form and substance satisfactory to Lessor: (i) a copy of this Lease executed by Lessee, (ii) a Bill of Sale from Lessee to Lessor in the form of Annex C; (iii) copies of insurance policies or, at Lessor’s option, such other evidence of insurance which complies with the requirements of Section 10, (iv) evidence of an N number for the Aircraft; (v) evidence that the Aircraft has been duly certified as to type and airworthiness by the Federal Aviation Administration (“FAA”); (vi) evidence that Lessor’s designated FAA escrow agent (which may be FAA counsel) has received in escrow the executed bill(s) of sale (which shall include, without limitation, a standard form FAA Bill of Sale) and AC Form 8050-1 Aircraft Registration Form (except for the pink copy which shall be available to be placed on the Aircraft upon acceptance thereof), and an executed duplicate of this Lease all in proper form for filing with the FAA; (vii) resolution of Lessee authorizing this Lease in the form of Annex D; (viii) a completed inspection and/or survey with respect to the Aircraft in accordance with the requirements set forth in the Certificate of Acceptance; (ix) an Additional Collateral Agreement executed by Lessee in a form and substance satisfactory to Lessor; and (x) a Corporate Guaranty agreement executed by Offshore Logistics, Inc. (the “Guarantor”) in a form and substance satisfactory to Lessor (the “Guaranty”). Lessor’s obligation to lease the Aircraft hereunder is further conditioned upon (1) the cost to Lessor of the acquisition of the Aircraft not exceeding the Capitalized Lessor’s Cost stated on Annex A; (2) upon delivery of the Aircraft, Lessee’s execution and delivery to Lessor of a Certificate of Acceptance in the form of Annex E; and (3) filing of all necessary documents with, and the acceptance thereof by, the FAA.
     (c) Lessor hereby appoints Lessee its agent for inspection and acceptance of the Aircraft from the Supplier. Once the Certificate of Acceptance has been signed, Lessee may not cancel this Lease other than in accordance with its express terms.
2.	TERM, RENT AND PAYMENT:
     (a) The rent (“Rent”) payable for the Aircraft and Lessee’s right to use the Aircraft begins on the date of the Certificate of Acceptance (“Commencement Date”). The term (“Term”) of this Lease shall commence on the Commencement Date and shall continue, unless earlier terminated pursuant to the provisions of this Lease, until and including the Expiration Date stated in Annex B. If any Term is extended or renewed, the word “Term” shall be deemed to refer to all extended or renewal Terms, and all provisions of this Lease shall apply during any such extension or renewal Terms, except as may be otherwise specifically provided in writing.
     (b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount, payable at such intervals and due in accordance with the provisions of Annex B. (Each payment of Rent is hereinafter referred to as a “Rent Payment”). If any Interim Rent (as defined in Annex B) or Advance Rent (as defined in Annex B) is payable, such Interim Rent and/or Advance Rent shall be set forth on Annex B and due in accordance with the provisions of Annex B, and when received by Lessor, such Interim Rent shall be applied to the Rent Payment due for the Interim Period as set forth on Annex B and such Advance Rent shall be applied to the first Basic Term for Rent Payment as set forth on Annex B and any balance, if any, shall be applied to the next scheduled Rent Payment. In no event shall any Advance Rent, Interim Rent or any other Rent Payment be refunded to Lessee. If Lessor does not receive from Lessee payment in full of any Rent Payment or other payment due hereunder on or prior to the due date thereof, then Lessee shall pay to Lessor a late fee equal to 3% of the amount due but not received within 10 days after the due date therefor, in addition to, the unpaid amount of such Rent Payment, but not exceeding the lawful maximum, if any. Such late fee will be immediately due and payable and is in addition to any other costs, fees and expenses Lessee may owe as a result of such late payment.

3.	RENT ADJUSTMENT:
     (a) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, (“Code”)), the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers (“Effective Rate”) is higher than thirty-five percent (35%) for any year during the Term of this Lease, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum. The additional sum shall be equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times (ii) the adjusted Termination Value (defined below) divided by (iii) the difference between the new Effective Rate (expressed as a decimal) and one (1). The adjusted Termination Value shall be the Termination Value (calculated as of the first rental due in the year for which such adjustment is being made) minus the Tax Benefits that would be allowable under Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all future years of the lease term). The Termination Values are defined on Annex F and the Tax Benefits are defined on Annex B. Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.
     (b) Lessee’s obligations under this Section 3 accruing prior to the expiration or termination of this Lease shall survive any expiration or termination of this Agreement.
4. TAXES AND FEES: If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against the Aircraft or any part thereof or any engine thereof (or purchase, disposition, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee, by any domestic or foreign governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp, value added, custom duties, landing fees, airport charges, navigation service charges, route navigation charges or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively “Taxes”). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 3 and 14(c) (“Income Taxes”). Lessee shall promptly reimburse (on an after tax basis) Lessor for any Taxes charged to or assessed against Lessor other than Income Taxes except as provided in Sections 3 and 14(c). Lessee shall show Lessor as the owner of the Aircraft on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessees payment of Taxes upon request. All of Lessor’s rights, privileges and indemnities contained in this Section 4 shall survive the expiration or other termination of this Lease. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.
5. REPORTS: Lessee will provide Lessor with the following in writing within the time periods specified: (a) notice of any tax or other lien which attaches to the Aircraft and the full particulars of the tax or lien, within thirty (30) days after Lessee becomes aware of the tax or lien, (b) Guarantor’s complete financial statements, certified by a recognized firm of certified public accountants, within ninety (90) days of the close of each fiscal year of Guarantor, and any further financial information or reports, upon reasonable request (it being understood that so long as Guarantor continues to report its financial statements in SEC form 10-K, and such 10-K remains publicly available, Guarantor shall have no further obligation to deliver annual financial statements); (c) notice to Lessor of the Aircraft’s location, and the location of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, immediately upon reasonable request; (d) notice to Lessor of the relocation of the Aircraft’s primary hangar location, as soon as practicable upon intent by Lessee to so relocate and in any event at least simultaneously with any relocation; (e) notice of loss or damage to the Aircraft which would cost more than the lesser of (i) ten percent (10%) of the original Capitalized Lessor’s Cost or (ii) two hundred fifty thousand Dollars ($250,000.00) to repair or replace, within ten (10) days of such loss or damage; (f) notice of any accident involving the Aircraft causing personal injury or property damage, within the earlier of twenty (20) days of such accident or when required to be reported to the FAA; (g) copies of the insurance policies or other evidence of insurance required by the terms hereof, promptly upon request by Lessor; (h) copies of all information, logs, documents and records relating to the Aircraft and its use, maintenance and/or condition, required to be reported to the FAA or reasonably requested by Lessor; (i) such information as may be required to enable Lessor to file any reports required by any governmental authority as a result of Lessor’s ownership of the Aircraft, promptly upon request of Lessor; (j) copies of any manufacturer’s maintenance service program contract for the airframe or engines, promptly upon request by Lessor; (k) evidence of Lessee’s compliance with FAA airworthiness directives and advisory circulars and of compliance with other maintenance provisions of Section 7 hereof and the return provisions of Section 11, promptly upon request of Lessor; and (l) notice of any change in Lessee’s state of incorporation or organization, within thirty (30) days of such change and (m) such other reports or information as Lessor may reasonably request.
6.	DELIVERY, REGISTRATION, USE AND OPERATION:
     (a) The Aircraft shall be delivered directly from the Supplier to Lessee unless the Aircraft is being leased pursuant to a sale leaseback transaction in which case Lessee acknowledges that it is in possession of the Aircraft as of the Commencement Date.
     (b) Lessee, at its own cost and expense, shall cause the Aircraft to be duly registered in the name of Lessor under the Title 49, Subtitle VII of the United States Code, as amended (the “FAA Act”), and shall not register the Aircraft under the laws of any other country.
     (c) The possession, use and operation of the Aircraft shall be at the sole risk and expense of Lessee. Lessee acknowledges that it accepts full “operational control” of the Aircraft (as defined in the Federal Aviation Regulations (“FAR”). Lessee agrees that the Aircraft will be used and operated: (i) in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the use or operation thereof; (ii) in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency; (iii) in compliance with all safety and security directives of the FAA and similar government regulations relating to aircraft security; and (iv) in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof. Lessee will operate the Aircraft predominantly in the conduct of its business and will not use or operate, or permit the Aircraft to be used or operated, (aa) in violation of any United States export control law, (bb) in a manner wherein the predominant use during any twelve month period is for a purpose other than transportation for Lessee, its affiliates or its customers, or in a manner, for any time period, such that Lessor or a third party shall be deemed to have “operational control” of the Aircraft (except as otherwise expressly permitted hereunder), or (cc) for the transport of mail or contraband. The Aircraft will, at all times be operated by duly qualified pilots holding at least a valid pilot certificate for aircraft having the same weight as the Aircraft and instrument rating and any other certificate, rating, type rating or endorsement appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the FAR. Every pilot of the Aircraft shall be employed and/or paid and contracted for by Lessee or its affiliates (except for any FAA pilot who operates the Aircraft as part of an FAA inspection or to certify an airman), shall meet all recency of flight requirements and shall meet the requirements established and specified by the insurance policies required under this Lease and the FAA. The primary hangar location of the Aircraft shall be as stated in Annex B (subject to Section 5(d)). Lessee shall not relocate the primary hangar location to a hangar location outside the United States. Lessor may examine and inspect the Aircraft, wherever located, on land and in flight, after giving Lessee reasonable prior notice.
     (d) AT ALL TIMES DURING THE TERM OF THE LEASE, THE AIRCRAFT WILL BE LOCATED AND USED SOLELY WITHIN THE CONTINENT OF NORTH AMERICA (INCLUDING MEXICO) AND THE CARIBBEAN (INCLUDING TRINIDAD) WITH THE EXCEPTION OF CUBA. NOTWITHSTANDING THE FOREGOING, AT ALL TIMES DURING THE TERM OF THE LEASE, LESSEE AGREES NOT TO OPERATE OR LOCATE THE AIRCRAFT, OR ALLOW THE AIRCRAFT TO BE OPERATED OR LOCATED IN OR OVER (i) ANY COUNTRY OR JURISDICTION THAT DOES NOT MAINTAIN FULL DIPLOMATIC RELATIONS WITH THE UNITED STATES, (ii) ANY AREA OF HOSTILITIES, (iii) ANY GEOGRAPHIC AREA WHICH IS NOT COVERED BY THE INSURANCE POLICIES REQUIRED BY THIS LEASE, OR (iv) ANY JURISDICTION OR NATION WHEREIN THE OPERATION OR LOCATION THEREOF WOULD VIOLATE ANY APPLICABLE LAW, REGULATION, OR RESTRICTION, INCLUDING, BUT NOT LIMITED TO, THE U.S. EXPORT ADMINISTRATION REGULATIONS AND THE U.S. INTERNATIONAL TRAFFIC IN ARMS REGULATIONS. LESSEE ALSO AGREES TO PROHIBIT ANY NATIONAL OF SUCH RESTRICTED NATIONS FROM OPERATING THE AIRCRAFT.
     (e) The engines set forth on Annex A shall be used only on the airframe described in Annex A and shall only be removed for maintenance in accordance with the provisions of this Lease, except as otherwise expressly permitted herein.
     (f) Lessor shall not disturb Lessee’s quiet enjoyment of the Aircraft during the Term of this Lease unless an Event of Default has occurred and is continuing under this Lease. Lessor shall not create or permit to exist any lien, encumbrance or defect of title on the Aircraft other than this Lease or other liens in favor of Lessor.
     (g) At all times prior to the termination or expiration of this Lease in accordance with its terms, Lessee expressly assumes sole and exclusive responsibility for the determination and implementation of all security measures and systems necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts. Lessee expressly acknowledges that Lessee’s implementation of such security measures and systems is a material obligation of Lessee under this Lease, and that Lessor shall have absolutely no responsibility therefor. Lessee shall provide Lessor with such evidence as is reasonably requested by Lessor regarding Lessee’s compliance with its obligations under this Section. However, in no event shall Lessor have any duty or obligation to monitor, review or assess any security measures maintained by Lessee or Lessee’s compliance with the provisions of this Section. Any review by Lessor of such evidence as is provided pursuant to Lessor’s request hereunder shall be for Lessor’s informational purposes only, and there shall be no inference or implication therefrom that Lessor has reviewed or approved the adequacy or sufficiency of such recommendations or of the actual security measures or systems employed by Lessee. Without limiting the generality of the foregoing, it is expressly understood and acknowledged that Lessee, being in sole “operational control” of the Aircraft, is uniquely in a position to identify and implement those security measures necessary to comply with this Section and that in doing so, Lessee has not relied upon, and shall not rely upon, any statement, act, or omission of Lessor.
7.	MAINTENANCE:
     (a) Lessee agrees that the Aircraft will be maintained in compliance with any and all statutes, laws, ordinances, regulations and standards or directives issued by any governmental agency applicable to the maintenance thereof, in compliance with any airworthiness certificate, license or registration relating to the Aircraft issued by any agency and in a manner that does not modify or impair any existing warranties on the Aircraft or any part thereof.
     (b) Lessee shall maintain, inspect, service, repair, overhaul and test the Aircraft (including each engine) in accordance with (i) all maintenance manuals initially furnished with the Aircraft, including any subsequent amendments or supplements to such manuals issued by the manufacturer from time to time, (ii) all mandatory “Service Bulletins” issued, supplied, or available by or through the manufacturer and/or the manufacturer of any engine or part with respect to the Aircraft, (iii) all airworthiness directives applicable to the Aircraft issued by the FAA or similar regulatory agency having jurisdictional authority, and causing compliance to such directives to be completed through corrective modification in lieu of operating manual restrictions (except for temporary operating manual restrictions for a flight to a repair facility), and (iv) all maintenance requirements set forth in Annex G hereto. Lessee shall maintain all records, logs and other materials required by the manufacturer for enforcement of any warranties or by the FAA. All maintenance procedures required hereby shall be undertaken and completed in accordance with the manufacturer’s recommended procedures, and by properly trained, licensed, and certificated maintenance sources and maintenance personnel, so as to keep the Aircraft and each engine in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times under the FAA.
     (c) Lessee agrees, at its own cost and expense, to (i) cause the Aircraft and, subject to Section 8 hereof, each engine thereon to be kept numbered with the identification in serial number therefor as specified in Annex A; (ii) prominently display on the Aircraft that N number, and only that N number, specified in Annex A; and (iii) notify Lessor in writing thirty (30) days prior to making any change in the configuration (other than changes in configuration mandated by the FAA), appearance and coloring of the Aircraft from that in effect at the time the Aircraft is accepted by Lessee hereunder, and in the event of such change or modification of configuration, coloring or appearance, to restore, upon request of Lessor, the Aircraft to the configuration, coloring or appearance in effect on the Commencement Date or, at Lessor’s option to pay to Lessor an amount equal to the reasonable cost of such restoration. Lessee will not place the Aircraft in operation or exercise any control or dominion over the same until such Aircraft marking has been placed thereon. Lessee will replace promptly any such Aircraft marking which may be removed, defaced or destroyed. Notwithstanding anything in this Section 7(c), it is agreed and understood by Lessor and Lessee that (i) the Aircraft will be re-painted a new color scheme in red, white and blue during the Term when the Aircraft is brought in for maintenance and (ii) at such time, the marking on the Aircraft that reads “Air Logistics” will be changed to read “Air Logistics, a Bristow company” (the changes contemplated by clause (i) and (ii), collectively, the “Approved Changes”). Lessor agrees that Lessee shall not be obligated to restore the Aircraft to its configuration, coloring and appearance it had in order to merely remove the Approved Changes.
     (d) Lessee shall be entitled from time to time during the Term of this Lease to acquire and install on the Aircraft at Lessee’s expense, any additional accessory, device or equipment as Lessee may desire (each such accessory, device or equipment, an “Addition”), but only so long as such Addition (i) is ancillary to the Aircraft; (ii) is not required to render the Aircraft complete for its intended use by Lessee; (iii) does not alter or impair the originally intended function or use of the Aircraft; and (iv) can be readily removed without causing material damage. Title to each Addition which is not removed by Lessee prior to the return of the Aircraft to Lessor shall vest in Lessor upon such return. Lessee shall repair all damage to the Aircraft resulting from the installation or removal of any Addition so as to restore the Aircraft to its condition prior to installation, ordinary wear and tear excepted.

     (e) Any alteration or modification (each an “Alteration”) with respect to the Aircraft that may at any time during the Term of this Lease (i) that are necessary or advisable to comply with Lessee’s obligations pursuant to this Lease or (ii) may be required to comply with any applicable law or any governmental rule or regulation shall be made at the expense of Lessee. Any repair made by Lessee of or upon the Aircraft or replacement parts, including any replacement engine, installed thereon in the course of repairing or maintaining the Aircraft, or any Alteration, shall be deemed an accession, and title thereto shall be immediately vested in Lessor without cost or expense to Lessor.
     (f) Except as permitted under this Section 7, Lessee will not modify the Aircraft or affix or remove any accessory to the Aircraft leased hereunder.
     (g) The Aircraft shall be maintained and operated in accordance with the applicable Part 135 standards.
8.	LIENS, SUBLEASE AND ASSIGNMENT:
     (a) LESSEE SHALL NOT SELL, TRANSFER, ASSIGN OR ENCUMBER THE AIRCRAFT, ANY ENGINE OR ANY PART THEREOF, LESSOR’S TITLE OR ITS RIGHTS UNDER THIS LEASE, EXCEPT AS OTHERWISE EXPRESSLY PERMITTED HEREIN. LESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, SUBLET, CHARTER OR PART WITH POSSESSION OF THE AIRCRAFT OR ANY ENGINE OR PART THEREOF OR ENTER INTO ANY INTERCHANGE AGREEMENT EXCEPT AS OTHERWISE PERMITTED HEREIN. Lessee shall keep the Aircraft, each engine and any part thereof free and clear of all liens and encumbrances other than those which result from (i) the respective rights of Lessor and Lessee as herein provided; (ii) liens arising from the acts of Lessor or its agents; (iii) liens for taxes not yet due or being reasonably disputed in good faith so long as Lessee delivers collateral to Lessor in an amount satisfactory to Lessor and such amount does not result in any imminent risk of loss or forfeiture of the Aircraft or any civil or criminal liability on Lessor; and (iv) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like liens (whether inchoate or not) arising in the ordinary course of business of Lessee for sums not yet delinquent or being contested in good faith (and for the payment of which adequate assurances in Lessor’s judgment have been provided Lessor).
     Notwithstanding the foregoing, so long as Lessee is not in default hereunder, Lessee may charter the Aircraft so long as:
     (i) The rights of any users of the Aircraft are subject and subordinate to all terms of the Lease and all rights of Lessor in and to the Aircraft and under the Lease including, without limitation, the right of Lessor to inspect and take possession of the Aircraft from time to time according to the terms and provisions of the Lease and applicable law;
     (ii) Lessee acknowledges that Lessor shall have none of Lessee’s obligations or duties with respect to the Aircraft contained in any charter arrangement, including but not limited to maintenance, repairs, service or insurance;
     (iii) Lessee shall maintain accurate and complete records of all charter operations in which the Aircraft is used, including without limitation copies of all receipts and invoices relating to any such operations; and (ii) make any and all such records fully available to both Lessor and any governmental agency (including, without limitation any state or federal taxing authority) promptly upon demand from any such parties;
     (iv) Lessee currently has, and will maintain all required Federal Aviation Administration (“FAA”) licenses to operate a chartering company and to perform all of its obligations thereunder. Lessee shall at all times maintain a Certificate pursuant to Part 135 of the FAA Regulations. The Aircraft shall not be used for any pilot training activities except recurrent training for Lessee’s and Lessee’s affiliates’ pilots who will be flying the Aircraft. Lessee shall at all times maintain “operational control,” (as defined in the FAA Regulations) of the Aircraft;
     (v) Any default by Lessee under the Lease shall constitute a default under the chartering arrangements;
     (vi) Lessee agrees that the Aircraft shall not be used by any governmental entity, any tax exempt entity or any person or entity that would cause any Loss of, or otherwise adversely affect any of, Lessor’s Tax Benefits in the Aircraft; and
     (vii) Lessee shall not allow the use of the Aircraft in violation of the Lease.
     Notwithstanding anything contained in this Lease to the contrary, so long as Lessee is not in default hereunder, Lessee may replace parts and the engines on the Aircraft in accordance with its customary arrangements with Turbomeca, its other maintenance service providers or its customary business practices so long as (i) the replacement part or engine shall be the same make and model and have the same or better fair market value as the part or engine being replaced (assuming such engine or part had been maintained in accordance with the provisions hereof and has not experienced any damage or other casualty event) (a “Replacement Engine” or a “Replacement Part”, as the case may be), (ii) with respect to any Replacement Engine, Lessor shall acquire title to such Replacement Engine which may occur pursuant to a limited assignment of such customary arrangements with Turbomeca and Lessee shall have made all appropriate filings to protect Lessor’s interest in the replacement engines with the FAA, the UCC and if the Cape Town Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol thereto On Matters Specific To Aircraft Equipment (the “Protocol”) concluded in Cape Town in November 2001 (the Convention and the Protocol, each, in the official English language text thereof, are collectively referred to herein as the “Cape Town Convention”) comes into force prior to the effectiveness of such replacement an AC Form 8050-135 FAA Entry Point Filing Form International Registry for filing with the FAA and the international registry (the “International Registry”) established pursuant to the Cape Town Convention and any other form proscribed by the International Registry or the FAA, and (iii) with respect to any Replacement Part, Lessor shall have acquired title thereto which will vest automatically upon installation of such Replacement Part in the Aircraft. Upon the acquisition of title by Lessor to any such Replacement Engine or Replacement Part, as the case may be, together with the fulfillment of all Lessee’s obligations set forth in this paragraph, this Lease shall terminate with respect to any engine or part being so replaced by such Replacement Engine or Replacement Part, as the case may be, and title thereto shall be conveyed by Lessor, at the sole cost and expense of Lessee, to Lessee on an AS IS BASIS, without representation or warranty of any kind, other than the absence of liens created by or though Lessor.
     (b) Lessor and any assignee of Lessor may assign this Lease, or any part hereof and/or the Aircraft to any person or entity so long as (A) (x) such person or entity or its affiliates is either not operating in the same line of business as Lessee or (y) such person or entity is a financial institution or an insurance company having a tangible net worth at least equal to $50,000,000 and (B) such person or entity is not in material litigation with Lessee as disclosed in Guarantor’s most recent public filings on Form 10-Q or Form 10-K, as the case may be (and/or any filing on Form 8-K filed after the date of such most recent Form 10-Q or Form 10-K, as the case may be). Lessee hereby waives and agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under this Lease to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee and shall cooperate with Lessor and any such assignee in delivering to such assignee a certificate of insurance reflecting assignee as loss payee and additional insured.
9. LOSS, DAMAGE AND STIPULATED LOSS VALUE: Lessee hereby assumes and shall bear the entire risk of any loss, theft, confiscation, expropriation, requisition, damage to, or destruction of, the Aircraft, any engine or part thereof from any cause whatsoever, including without limitation, intentional criminal acts and acts of terrorism. If for any reason the Aircraft, or any engine thereto becomes worn out, lost, stolen, confiscated, expropriated, requisitioned, hijacked, destroyed, irreparably damaged, or unusable (“Casualty Occurrences”) Lessee shall promptly and fully notify Lessor in writing. If, in the opinion of Lessor, a Casualty Occurrence has occurred which affects only the engine(s) of the Aircraft, then Lessee, at its own cost and expense, shall replace such engine(s) with a Replacement Engine(s) or other engine acceptable to Lessor and shall cause title to such Replacement Engine(s) or engine to be transferred to Lessor for lease to Lessee under this Lease. Upon transfer of title to Lessor of such engine(s), such engine(s) shall be subject to the terms and conditions of this Lease, and Lessee shall execute whatever documents or filings Lessor deems necessary and appropriate in connection with the substitution of such replacement engine(s) for the original engine(s). If, in the opinion of Lessor, a Casualty Occurrence has occurred with respect to the Aircraft in its entirety, on the Rent Payment Date no later than ninety (90) days after a Casualty Occurrence (the “Payment Date”), Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value as set forth in Annex F calculated as of the Rent Payment Date prior to such Casualty Occurrence; and (ii) all Rent and other amounts which are due under this Lease as of the Payment Date. In the event Lessor receives insurance proceeds after receipt in full of the amounts set forth in clause (i) and (ii) in the foregoing sentence, Lessor shall refund to Lessee the all amounts received from Lessee in respect of Stipulated Loss Value up to the amount of the insurance proceeds Lessor actually received. Upon payment of all sums due hereunder, the Term of this Lease as to the Aircraft shall terminate and Lessee shall have no further right to use or operate the Aircraft.
10. INSURANCE: Lessee shall secure and maintain in effect at its own expense throughout the Term of the Lease insurance against such hazards and for such risks as Lessor may require; provided that Lessor shall not require insurance in greater amounts or covering additional risks with respect to the Aircraft than Lessor generally requires of its lessees to whom it leases similar aircraft. All such insurance shall be with companies with a AM Best rating of “A” or better or otherwise satisfactory to Lessor. Without limiting the generality of the foregoing, Lessee shall maintain (i) liability insurance covering public liability and property, cargo and sudden accidental pollution coverage, in amounts not less than fifty million (50,000,000) United States dollars for any single occurrence; (ii) all-risk aircraft hull and engine insurance (including, without limitation, with respect to engine or part thereof while removed from the aircraft and foreign object damage insurance) in an amount which is not less than the then Stipulated Loss Value; and (iii) confiscation, expropriation and war risk, hijacking and allied perils insurance (which insurance shall include coverage against acts of terrorism and similar criminal acts) in an amount which is (x) for physical damage, not less than the then Stipulated Loss Value and (y) for liability coverage, not less than fifty million (50,000,000) United States dollars for any single occurrence. All insurance shall: (1) name Lessor as owner of the Aircraft and as loss payee and additional insured (without responsibility for premiums), (2) provide that any cancellation or substantial change in coverage shall not be effective as to the Lessor for thirty (30) days (ten (10) days in the event of non-payment of premiums, seven (7) days in the case of war risks coverage) after receipt by Lessor of written notice from the insurer of such cancellation or change, (3) insure Lessor’s interest regardless of any breach of warranty or other act or omission of Lessee, (4) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (5) waive any right of set-off against Lessee or Lessor, and any rights of subrogation against Lessor, and (6) be primary and not be subject to any offset by any other insurance carried by Lessor or Lessee. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft. Lessor shall not act as Lessees attorney-in-fact until the occurrence and during a continuation of an Event of Default or any incipient default under Sections 12(a)(i), (vii) or (viii). Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance proceeds. Lessor shall pay proceeds of any insurance claim in an amount not exceeding five hundred thousand ($500,000) _ United States dollars to Lessee and Lessee shall, as promptly as practicable, repair the Aircraft or repair or replace any part thereof. Lessor may, at its option, apply proceeds of insurance with respect to claims in excess of five hundred thousand ($500,000) United States dollars , in whole or in part, to (A) repair the Aircraft, or repair or replace any part thereof, or (B) satisfy any obligation of Lessee to Lessor due under this Lease.
11.	RETURN OF AIRCRAFT:
     (a) At expiration or termination of this Lease (the “Return Date”), Lessee shall return the Aircraft to Lessor, at a location within the Gulf Coast region of the United States as Lessor shall direct. Lessee shall also return all logs, loose equipment, manuals and data associated with the Aircraft, including without limitation, inspection, modification and overhaul records required to be maintained with respect to the Aircraft under this Lease or under the applicable rules and regulations of the FAA or the manufacturer’s recommended maintenance program, along with a currently effective FAA airworthiness certificate. Lessee shall, upon request, assign to Lessor its rights under any manufacturer’s maintenance service contract or extended warranty for the Aircraft, any engine or part thereof. The Aircraft shall be returned in the condition in which the Aircraft is required to be maintained pursuant to Section 7, but with all logos or other identifying marks of Lessee removed. Additionally, Lessee shall ensure that the Aircraft complies with all requirements and conditions set forth on Annex G hereto. Lessee shall pay for all costs to comply with this Section 11(a).
     (b) Lessor shall arrange for the inspection of the Aircraft on the Return Date to determine if the Aircraft has been maintained and returned in accordance with the provisions of this Lease. Lessee shall be responsible for the cost of such inspection and shall pay Lessor such amount as additional Rent within ten (10) days of demand. If the results of such inspection indicate that the Aircraft, any engine thereto or part thereof, has not been maintained or returned in accordance with the provisions of this Lease, Lessee shall pay to Lessor within ten (10) days of demand, as liquidated damages, the estimated cost (“Estimated Cost”) of servicing or repairing the Aircraft, engine or part. The Estimated Cost shall be determined by Lessor by obtaining two quotes for such service or repair work, with one quote selected by Lessee reasonably acceptable to Lessor and one quote selected by Lessor reasonably acceptable to Lessee and taking their average. Lessee shall bear the cost, if any, incurred by Lessor in obtaining such quotes.
     (c) If Lessee fails to return the Aircraft on the Return Date, Lessor shall be entitled to damages equal to the higher of (i) the Rent for the Aircraft, pro-rated on a per diem basis, for each day the Aircraft is retained beyond the Return Date; or (ii) the daily fair market rental for the Aircraft at the Return Date. Such damages for retention of the Aircraft after the Return Date shall not be interpreted as an extension or reinstatement of the Term.
     (d) All of Lessor’s rights contained in this Section shall survive the expiration or other termination of this Lease.
12.	EVENTS OF DEFAULT AND REMEDIES:
     (a) Lessee shall be in default under this Lease and each of the other Documents (as that term is defined in Section 16 below) upon the occurrence of any of the following “Events of Default”: (i) Lessee breaches its obligation to pay Rent or any other sum when due and fails to cure the breach within ten (10) days of written invoice from Lessor; (ii) Lessee breaches any of its insurance obligations under Section 10; (iii) Lessee breaches any of its other obligations in any material respect and fails to cure that breach within thirty (30) days after written notice from Lessor to Lessee; (iv) any representation or warranty made by Lessee in connection with this Lease or Bill of Sale, or Guarantor in connection with the Guaranty agreement shall be false or misleading in any material respect; (v) Lessee or Guarantor or other obligor for any of the obligations hereunder (collectively “Guarantor”), dissolves, terminates its existence, becomes insolvent or ceases to do business as a going concern; (vi) the Aircraft or any other property of Lessee is illegally used, confiscated, sequestered, seized or levied upon; (vii) a receiver is appointed for all or of any part of the property of Lessee or any Guarantor, or Lessee or any Guarantor makes any assignment for the benefit of creditors; (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy, insolvency or similar laws and in the event of an involuntary petition, the petition is not dismissed within sixty (60) days of the filing date; (ix) the occurrence of any “Event of Default” under any Aircraft Lease Agreement dated as of even date herewith between Lessor and Lessee (the “Related Leases”); (x) any Guarantor revokes or attempts to revoke its guaranty or fails to observe or perform any covenant, condition or agreement to be performed under any guaranty or other related document to which it is a party, (xi) Lessee is declared in default under any contract or obligation requiring the payment of money in a principal amount outstanding greater than $10,000,000.00; (xii) there is any dissolution, or termination of existence of the Lessee or Guarantor, or change in controlling ownership of Lessee (meaning Guarantor fails to own directly or indirectly more than 50% of the voting equity of the Lessee) or any Guarantor Change of Control (as defined in Annex H herein) has occurred or (xiii) there is any merger or consolidation of Guarantor or Lessee in violation of this Lease.
     (b) Upon the occurrence of any Event of Default and so long as the same shall be continuing, Lessor may, at its option, at any time thereafter, exercise one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect: (i) demand that Lessee immediately pay as liquidated damages, for loss of a bargain and not as a penalty, an amount equal to (x) the Stipulated Loss Value of the Aircraft, computed as of the Basic Term Rent Date prior to such demand together with (y) all Rent and other amounts due and payable for all periods up to and including the Basic Term Rent Date following such demand; (ii) demand that Lessee pay all amounts due for failure to maintain or return the Aircraft as provided herein and cause Lessee to assign to Lessor Lessee’s rights under any manufacturer’s service program contract or any extended warranty contract in force for the Aircraft; (iii) proceed by appropriate court action, either at law or in equity, to enforce the performance by Lessee of the applicable covenants of this Lease or to recover damages for breach hereof; (iv) by notice in writing terminate this Lease, whereupon all rights of Lessee to use of the Aircraft or any part thereof shall absolutely cease and terminate, and Lessee shall immediately return the Aircraft in accordance with Section 11, but Lessee shall remain liable as provided in Section 11; (v) request Lessee to return the Aircraft to a designated location in accordance with Section 11; (vi) peacefully enter the premises where the Aircraft may be and take possession of the Aircraft; (vii) sell or otherwise dispose of the Aircraft at private or public sale, in bulk or in parcels, with or without notice, and without having the Aircraft present at the place of sale; (viii) lease or keep idle all or part of the Aircraft; (ix) use Lessee’s premises for storage pending lease or sale or for holding a sale without liability for rent or costs for five (5) months; (x) collect from Lessee all actual out-of-pocket costs, charges and expenses, including reasonable legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto; (xi) draw on any Acceptable Letter of Credit, foreclose on any Additional Collateral or Security Deposit Pledge (as each such term is defined in the Additional Collateral Agreement, dated as of even date herewith, between Lessor and Lessee); and/or (xii) declare any Event of Default under the terms of this Lease to be a default under the Related Leases or any other agreement for borrowed money between Lessor (and/or General Electric Capital Corporation) on the one hand, and Lessee or Guarantor (or any of their affiliates or parent entities) on the other hand.
     (c) Lessor shall apply any proceeds of sale, lease or other disposition of the Aircraft or any other collateral, letter of credit or deposit, if any, and shall have the right to apply same in the following order of priorities: (i) to pay all of Lessor’s costs, charges and expenses incurred in enforcing its rights under this Lease or in taking, removing, holding, repairing, selling, leasing or otherwise disposing of the Aircraft; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Lease or any other Related Lease in any priority as Lessor determines; then (iii) to reimburse to Lessee any sums previously paid by Lessee representing Stipulated Loss Value as liquidated damages pursuant to Section 12(b)(i)(x); and (iv) any surplus shall be retained by Lessor. Lessee shall immediately pay on demand any deficiency in (i) and (ii) of the immediately preceding sentence. Lessor’s obligation hereunder shall survive any termination of this Lease.
     (d) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Waiver of any Event of Default shall not be a waiver of any other or subsequent Event of Default.
     (e) Upon the indefeasible payment in full of all amounts owed to Lessor after an Event of Default (including, without limitation, all accrued Rent, actual out-of-pocket costs and expenses (including attorney’s fees), indemnity payments and any other sums due and owing hereunder) and, if so elected by Lessor, delivery of the Aircraft meeting the requirements of Section 11 (provided that the proceeds thereof shall be applied as set forth in Section 12(c)), this Lease shall terminate and neither Lessor nor Lessee shall have no further obligations under the Lease, except with respect to obligations which by the terms of this Lease survive the termination hereof.
13.	NET LEASE:
     This Lease is a net lease. The Lessor shall have no obligation, liability or responsibility to the Lessee or any other person with respect to operation, maintenance, repairs, alterations, modifications, correction of faults or defects (whether or not required by applicable law) or insurance with respect to the Aircraft, all of which matters shall be, as between Lessor and Lessee, the sole responsibility of Lessee, regardless of upon whom such responsibilities may fall under applicable law or otherwise, and the Rent payable hereunder has been set in reliance upon the Lessee’s sole responsibility for all such matters. The Lessee acknowledges and agrees that its obligations to pay Rent and all other amounts due and owing in accordance with the terms hereof shall be absolute and unconditional and shall not be released, discharged, waived, reduced, set-off or affected by any circumstance whatsoever. Lessor and Lessee agree that the foregoing shall not operate as a waiver of any claim for breach Lessee may have against Lessor.
14.	INDEMNIFICATION:
     (a) Lessee hereby agrees to indemnify (on an after tax basis) Lessor and any other entity which has an ownership interest in, is owned by or is under common ownership with, Lessor, and the respective or collective officers, directors, agents, employees, successors and assigns of each (each, an “Indemnified Party”) from and against any and all losses, damages, penalties, injuries, claims, demands, actions and suits, (collectively “Claims”) whether in law or equity, or in contract, tort, or otherwise, including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal arising out of or relating to the Aircraft or this Lease and shall include, but is not limited to, Lessor’s strict liability in tort and Claims that may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of (i) the selection, manufacture, purchase, acceptance or rejection of the Aircraft, the ownership of the Aircraft during the term of this Lease, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable by Lessor, any Indemnified Party or Lessee and any claim for patent, trademark or copyright infringement or environmental damage); (ii) any breach of Lessee’s obligations under the Lease or the failure by Lessee to comply with any term, provision or covenant contained in this Lease or any other agreement executed by Lessee in connection with this Lease or the Aircraft or with any applicable law, rule or regulation with respect to the Aircraft, or the nonconformity of the Aircraft or its operation with any applicable law; (iii) vandalism, hijacking, destruction, bombing, terrorism or similar acts directly or indirectly affecting the Aircraft, any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts, regardless of whether or not Lessee was at the time of such use, complying with the security requirements of the Lease or applicable law; (iv) any actions brought against any Indemnified Party that arise out of Lessee’s actions (or actions of Lessee’s agents); or (v) any Indemnified Party’s reliance on any representation or warranty made or deemed made by Lessee or Guarantor (or any of their officers) under or in connection with this Lease or any other Document or any report or other information delivered by Lessee or Guarantor pursuant hereto which shall have been incorrect in any material respect when made or deemed made or delivered; provided, that Lessee shall not be obligated to pay and shall have no indemnity liability for any Claims (x) imposed on or against an Indemnified Party to the extent that such Claims are caused by the gross negligence or willful misconduct of such Indemnified Party or (y) to the extent imposed with respect to any Claim solely based on events occurring after the earlier of (A) the expiration or other termination of the Term in circumstances not requiring the return of the Aircraft and payment in full of all amounts due from Lessee under this Lease and any other Document and (B) the satisfaction by Lessee of all its obligations under Section 11 of the Lease and payment in full of all amounts due from Lessee under this Lease and any Document . Lessee shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any of the foregoing. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.
     (b) Lessee and Lessor agree that, as of the Commencement Date, (i) is the intent of the parties that Lessor is the owner of the Aircraft for state law and federal income tax purposes, (ii) Lessor intends to take depreciation deductions with respect to the Aircraft in accordance with Section 168 of the Internal Revenue Code of 1986, as amended, as set forth on Annex B (“Tax Benefits”), (iii) it is the intent of the parties that the Aircraft leased under the Lease shall qualify for all tax deductions in the hands of Lessor, and (iv) at no time during the Term of this Lease will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor unless expressly permitted by this Lease), which will result in the disqualification of the Aircraft for, or recapture of, all or any portion of such Tax Benefits.
     (c) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Lease (i) independent tax counsel selected by Lessor and reasonably acceptable to Lessee shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to the Aircraft, or (ii) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (iii) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a “Loss”), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor’s after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable within thirty (30) days of written demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction (“Net Economic Return”). If an adjustment has been made under Section 3 then the Effective Rate used in the next preceding adjustment shall be substituted.
     (d) Lessee hereby further represents, warrants and covenants that all amounts includible in the gross income of Lessor with respect to the Aircraft, and all deductions or credits allowable to Lessor with respect to the Aircraft, will be treated as derived from or allocable to sources within the United States in each and every year taxable year of Lessor throughout the entire term of this Lease. If as a result of any breach of the representation, warranty and covenant contained in the immediately preceding sentence, any item of income, credit or deduction with respect to the Aircraft shall not be treated as derived from or allocable to, sources within the United States for any taxable year of Lessor (any such event hereinafter referred to as a “Foreign Loss”), then Lessee shall pay to Lessor as an indemnity, on the next succeeding rental payment date, or in any event within 30 days after written demand to Lessee by Lessor, such amount as, after deduction of all taxes required to be paid by Lessor in respect of the receipt of such amounts under the laws of any federal, state or local government or taxing authority of the United States, shall equal the sum of: (i) the excess of (x) the foreign tax credits which Lessor would have been entitled to for such year had no such Foreign Loss occurred over (y) the foreign tax credits to which Lessor was limited as a result of such Foreign Loss and (ii) the amount of any interest, penalties or additions to tax payable as a result of such Foreign Loss.
     (e) Lessee shall not be obligated to pay any sums required in Section 14 in the event the cause of the Loss results from one or more of the following events: (1) a failure of Lessor to timely claim accelerated cost recovery (or depreciation) deductions for any Aircraft in Lessor’s tax return, other than a failure resulting from Lessor’s determination, based on opinion of its counsel or otherwise, that no reasonable basis exists for claiming accelerated cost recovery (or depreciation) deductions, (2) a failure of Lessor to have sufficient gross income to benefit from accelerated cost recovery (or depreciation) deductions, or (3) a change in the tax law applicable to accelerated cost receovery (or depreciation) deductions disallows deductions to which Lessor would otherwise be entitled unless such loss is caused by an act or omission of Lessee. Lessor agrees to promptly notify Lessee of any claim made by any federal or state tax authority against Lessor with respect to the disallowance of such accelerated cost recovery (or depreciation) deductions, together with sufficient details (to the extent the information is available to Lessor) of the nature of, or reasons for, the claim by such tax authority and Lessor’s position with respect thereto (including a copy of any correspondence from the applicable taxing authority). All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member.
     (f) All of Lessor’s rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Lease. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.
15.	DISCLAIMER:
     LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES AND THAT LESSOR IS LEASING THE AIRCRAFT IN AN “AS IS” CONDITION. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT LEASED UNDER THIS LEASE OR ANY COMPONENT THEREOF, OR ANY ENGINE INSTALLED THEREON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, AIRWORTHINESS, DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by the Aircraft, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Aircraft, or any other circumstance in connection with the Aircraft; (ii) the use, operation or performance of the Aircraft or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of the Aircraft. If, and so long as, no Event of Default has occurred and is continuing under this Lease, Lessee shall be, and hereby is, authorized during the Term of this Lease to assert and enforce, at Lessee’s sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Aircraft.
16.	REPRESENTATIONS AND WARRANTIES OF LESSEE:
A. Lessee hereby represents and warrants to Lessor that on the date of this Lease :
     (a) Lessee has adequate limited liability company power and capacity to enter into, and perform under, this Lease and all related documents (together, the “Documents”) and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Aircraft has its primary hangar location.

     (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy, insolvency or creditors’ rights generally laws and principles of equity.
     (c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.
     (d) The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee’s Certificate of Formation or Operating Agreement; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Aircraft pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement (other than this Lease) to which Lessee is a party.
     (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Lease.
     (f) The financial statements contained in Guarantor’s report on Form 10-K for fiscal year ended March 31, 2005 delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied, and since March 31, 2005, there has been no material adverse change.
B. Lessee hereby:
     (a) Represents and warrants that its exact legal name is as set forth in the first sentence of this Lease and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Lease) and Lessee is and will continue to be a “Citizen of the United States” within the meaning of Section 40102(15) of the FAA. Lessee shall not consolidate, reorganize or merge with any other corporation or entity (other than a wholly-owned subsidiary of Guarantor) or sell, convey, transfer or lease all or substantially all of its property to any corporation or entity (other than a wholly-owned subsidiary of Guarantor) during the Term of this Lease.
     (b) Represents and warrants that its the chief executive office or chief place of business (as either of such terms is used in Article 9 of the Uniform Commercial Code) of Lessee is located at the address set forth above, and Lessee agrees to give Lessor prior written notice of any relocation of said chief executive office or chief place of business from its present location.
     (c) Agrees that a copy of this Lease, and a current and valid AC Form 8050-l will be kept on the Aircraft at all times during the Term of this Lease.
     (d) Represents and warrants that Lessee has selected the Aircraft, manufacturer and vendor thereof, and all maintenance facilities required hereby.
     (e) Covenants that it shall maintain all logs, books and records (including any computerized maintenance records) pertaining to the Aircraft and engines and their maintenance during the Term in accordance with FAA rules and regulations.
     (f) Represents and warrants that throughout the Term of this Lease, Lessee will not use or operate and will not permit the Aircraft to be used or operated “predominately” outside the United States as that phrase is used in Section 168(g)(1)(A) of the Code.
     (g) Represents that it is and covenants that it will remain in material compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.
     (h) Covenants that it shall duly qualify to do business in any jurisdiction(s) where the Aircraft shall have its primary hangar location.

17.	EARLY TERMINATION:
     (a) On or after the First Termination Date (specified in Annex B), Lessee may, so long as no Event of Default or any event or occurrence which with the giving of notice or passage of time or both would result in an Event of Default exists and continues under this Lease, terminate this Lease as of a Rent Payment Date (“Termination Date”). Lessee must give Lessor at least ninety (90) days prior written notice of the termination.
     (b) Lessee shall, and Lessor may, solicit cash bids for the Aircraft on an AS IS, WHERE IS basis without recourse to or warranty from Lessor, express or implied (other than the absence of any liens created by or through Lessor) (“AS IS BASIS”). Prior to the Termination Date, Lessee shall, (i) certify to Lessor any bids received by Lessee; and (ii) pay to Lessor, (a) the Termination Value (calculated as of the Termination Date) for the Aircraft; and (b) all Rent and other sums due and unpaid as of the Termination Date. Neither Lessee nor its agents shall be permitted to bid.
     (c) If all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Aircraft on an AS IS BASIS for cash to the highest bidder; and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value paid by Lessee. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.
     (d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Aircraft. In that event, on the Termination Date Lessee shall: (i) return the Aircraft (in accordance with Section 11); and (ii) pay to Lessor all amounts required (x) under Section 17(b)(ii)(a) less the amount of the highest bid certified by Lessee to Lessor and (y) under Section 17(b)(ii)(b).
     (e) If Lessor exercises its rights to increase Lessee’s rental obligations under Section 3(a), Lessee may, upon ninety (90) days notice and so long as no default exists under the this Lease, terminate this Lease as of any Rent Payment Date
18.	EARLY PURCHASE OPTION:
     (a) On the Early Purchase Option Date (specified in Annex B), Lessee may, so long as no Event of Default or any event or occurrence which with the giving of notice or passage of time or both would result in an Event of Default exists hereunder and this Lease has not been earlier terminated, purchase the Aircraft on an AS IS BASIS for cash equal to the Early Purchase Option Price (specified on Annex B), plus all applicable sales taxes. Lessee must give Lessor at least thirty (30) days, but not more than ninety (90) days, prior written notice of the purchase. Lessor and Lessee agree that the Option Price is a reasonable prediction of the price that a willing buyer (who is neither a lessee in possession or a used aircraft dealer) would pay for the Aircraft on the Early Purchase Option Date in an arm’s length transaction to a willing seller under no compulsion to sell.
     (b) If Lessee has elected to purchase the Aircraft, then on the Early Purchase Option Date Lessee shall pay to Lessor the Early Purchase Option Price (plus all applicable sales taxes) together with any Rent and other sums due and unpaid on the Early Purchase Option Date. Upon receipt of indefeasible payment in full of such amounts by Lessor, Lessor shall convey all of its right, title and interest in and to the Aircraft to Lessee on an AS IS BASIS without representation or warranties of any kind, other than the absence of liens created by or through Lessor.
19.	END OF LEASE PURCHASE OPTION:
     (a) On the Expiration Date (specified in Annex B), Lessee may, so long as no Event of Default or any event or occurrence which with the giving of notice or passage of time or both would result in an Event of Default exists hereunder and this Lease has not been earlier terminated, purchase the Aircraft on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes together with any Rent and other sums due and unpaid on the Expiration Date). Upon receipt of indefeasible payment in full of such amounts by Lessor, Lessor shall convey all of its right, title and interest in and to the Aircraft to lessee on an AS IS BASIS without representation or warranties of any kind, other than the absence of liens created by or through Lessor. Lessee must give Lessor at least ninety (90) days, but not more than one hundred eighty (180) days, prior written notice of its intent to purchase.

     (b) “Fair Market Value” shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Aircraft in an arm’s-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value: (i) the Aircraft shall be assumed to be in the condition in which it is required to be maintained and returned under this Lease, (ii) any installed additions to the Aircraft shall be valued on an installed basis; and (iii) costs of removal of the Aircraft from the current location shall not be a deduction from the value of the Aircraft. If Lessor and Lessee are unable to agree on the Fair Market Value at least sixty (60) days before Lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraisers determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.
     (c) Lessee shall be deemed to have waived this purchase option unless it provides Lessor with written notice of its irrevocable election to exercise the option within fifteen (15) days after the Fair Market Value is told to Lessee.
20.	MISCELLANEOUS:
     (a) LESSEE AND LESSOR HEREBY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION . THIS LEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     (b) The Aircraft shall remain Lessor’s property unless Lessee purchases the Aircraft from Lessor, and until such time Lessee shall only have the right to use the Aircraft as a lessee. Any cancellation or termination by Lessor of this Lease, pursuant to the provisions of this Lease, shall not release Lessee from any then outstanding obligations to Lessor hereunder (unless otherwise expressly stated herein).
     (c) Time is of the essence of this Lease. Lessee agrees, upon Lessor’s request, to execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor or to carry out the intent of this Agreement. In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Aircraft and any engines, attachments, appurtenances and parts relating thereto and containing any other information required by the applicable Uniform Commercial Code. At the request of Lessor following any expiration or termination of this Lease, Lessee shall execute and deliver to Lessor, for filing with the FAA, such documents as Lessor shall require to evidence and confirm the expiration or termination of this Lease and the release of the Aircraft from the terms and conditions hereof, and if Lessee fails for any reason to execute and deliver such documents to Lessor, Lessee hereby irrevocably authorizes Lessor to sign Lessee’s name to such documents and file such documents with the FAA. Lessee hereby ratifies its prior authorization for Lessor to file financing statements and amendments thereto describing the Aircraft and containing any other information required by any applicable law (including without limitation the Uniform Commercial Code) if filed prior to the date hereof. All notices required to be given hereunder shall be deemed adequately given if delivered in hand or sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Lease together with the Annexes hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and all Annexes referenced herein are incorporated herein by reference. NO VARIATION OR MODIFICATION OF THIS LEASE OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH PARTY TO THIS LEASE.
     (d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional Rent due to Lessor. Lessee shall pay the additional Rent within ten days after the date Lessor sends an invoice to Lessee requesting payment. Lessor’s effecting such compliance shall not be a waiver of any Event of Default.
     (e) Any Rent or other amount not paid to Lessor when due shall bear interest from the due date until paid, at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. Any provisions in this Lease which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto. Notwithstanding anything to the contrary contained in this Lease, in no event shall this Lease require the payment or permit the collection of amounts in excess of the maximum permitted by applicable law.

     (f) THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE AIRCRAFT.
     (g) This Lease may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Lease by signing any such counterpart.
     (h) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the “Transactions”). Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions .

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Lease to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:

CFS Air, LLC	Air Logistics, L.L.C.
By its Manager	By its Manager
General Electric Capital Corporation	William E. Chiles

By:	By:

Name:	Name:	William E. Chiles

Title:	Title:	Manager

ANNEX A (SN     )
TO AIRCRAFT LEASE AGREEMENT (SN     )
DATED AS OF DECEMBER ______, 2005
Description of Aircraft, Lessor’s Cost, and Aircraft Markings

I. Description	Cost: $[See Schedule I]
Sikorsky Model S-76C Helicopter which consists of the following components:
(a) Airframe bearing FAA Registration Mark     and Manufacturer’s Serial No.  ;
(b) Two (2) Turbomeca Arriel 2S1 engines bearing Manufacturer’s Serial Nos. and     respectively (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower);
(c) Four (4) 76150-09100-053 main rotor blades bearing Manufacturer’s Serial Nos.   ,   ,     and      ;
(d) All other property essential and appropriate to the operation of the Aircraft, including but not limited to all instruments, avionics, auxiliary power units, equipment and accessories attached to, connected with or related to the Aircraft, and all logs, manuals and other documents issued for, or reflecting use or maintenance of, the Aircraft.
Capitalized Lessor’s Cost     $[See Schedule I]
II. Aircraft Markings (referenced in the MAINTENANCE Section of Lease)
(a) None, unless Aircraft is operated outside the United States and then; Four-by-six inch plaque to be maintained in cockpit and affixed in conspicuous position stating:
CFS Air, LLC Owner and Lessor.
Air Logistics, L.L.C. Lessee under a certain
Lease (SN     ) dated as of December _____, 2005
has operational control of this aircraft.
(b) Similar markings shall be permanently affixed to each engine.
Initials:

Lessee:	Lessor

ANNEX B (SN     )
DATED THIS DECEMBER ______, 2005
TO AIRCRAFT LEASE AGREEMENT (SN     )
DATED AS OF DECEMBER _____, 2005

Lessor & Mailing Address:	Lessee & Mailing Address:
CFS Air, LLC	Air Logistics, L.L.C.
44 Old Ridgebury Road	4605 Industrial Drive
Danbury, CT 06810	New Iberia, LA 70560
Capitalized terms not defined herein shall have the meanings assigned to them in the Aircraft Lease Agreement (SN     ) identified above.
A. Aircraft.
     Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Aircraft described on Annex A (SN     ) to the Lease.
B. Financial Terms.

1.	Advance Rent (if any):	(a) Amount: N/A.
(b) Due Date: N/A
2.	Capitalized Lessor’s Cost:	$[See Schedule I]
3.	Basic Term Commencement Date:	January 2, 2006.
4.	Basic Term:	One Hundred Twenty (120) months.
5.	First Basic Term Rent Date:	January 2, 2006.
6.	Basic Term Rent Dates:	2nd day of every month.
7.	First Termination Date:	(24) months after the Basic Term Commencement Date.
8.	Last Basic Term Rent Date:	December 2, 2015.
9.	Last Delivery Date:	December 30, 2005 .
10.	Primary Hangar Location:	4605 Industrial Drive, New Iberia, LA 70560
11.	Supplier:	Sikorsky Aircraft Corporation
12.	Lessee Federal Tax ID No.:	72-1412904.
13.	Early Purchase Option:	Option Date: January 2, 2011
Option Price: $[See Schedule I]
14.	Expiration Date:	January 1, 2016.
15.	Daily Lease Rate Factor:	[See Schedule I]%
16.	Basic Term Lease Rate Factor:
Factor Rental No.
[See Schedule I]% 1 – 60
[See Schedule I]% 61-120
C. Tax Benefits.
     Depreciation Deductions:
a.	Depreciation Method: 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

b.	Recovery Period: Five (5) years

c.	Basis: 100% of Capitalized Lessor’s Cost.

D. Term and Rent (Rent shall mean Interim Rent and Basic Term Rent) .
1.	Interim Rent. For the period from and including the Commencement Date to the Basic Term Commencement Date (“Interim Period”), Lessee shall pay as Rent (“Interim Rent”) for the Aircraft, the product of the Daily Lease Rate Factor times the Capitalized Lessor’s Cost of the Aircraft on this Annex B (SN ) times the number of days in the Interim Period. Interim Rent shall be due on January 2, 2006.

2.	Basic Term Rent. Commencing on January 2, 2006 and on the same day of each month thereafter (each, a “Rent Payment Date”) during the Basic Term, Lessee shall pay as Rent (“Basic Term Rent”) the product of the Basic Term Lease Rate Factor times the Capitalized Lessor’s Cost of the Aircraft on this Annex B (SN ).
E. Insurance.
1.	Public Liability: $ 50,000,000.00 total liability per occurrence.

2.	Casualty and Property Damage: An amount which is not less than the then Stipulated Loss Value of the Aircraft.
F. Funding Holdback.
The Capitalized Lessor’s Cost set forth above and the Stipulated Loss and Termination Value Tables shown in Annex F (SN     ) include $[See Schedule I] (the “Holdback Amount”) to be held by Lessor and released to Lessee per the terms of the Additional Collateral Agreement dated December___, 2005. Lessor shall pay the Holdback Amount in consideration for, among other obligations, transfer of title to the Aircraft on the Commencement Date.
G. Amendments to Lease.
Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Annex B is not binding or effective with respect to the Lease or the Aircraft until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Annex B to be executed by their duly authorized representatives as of the date first above written.

LESSOR:	LESSEE:

CFS Air, LLC	Air Logistics, L.L.C.
By its Manager	By its Manager
General Electric Capital Corporation	William E. Chiles

By:	By:

Name:	Name:	William E. Chiles

Title:	Title:	Manager

Attest

By:

Name:

ANNEX C (SN     )
TO
TO AIRCRAFT LEASE AGREEMENT (SN     )
DATED AS OF DECEMBER ______, 2005
BILL OF SALE
Air Logistics, L.L.C. (the “Seller”), in consideration of the sum of [See Schedule I] plus sales taxes in the amount of Zero Dollars ($0.00) paid by CFS Air, LLC (together with its successors and assigns, if any, the “Buyer”), receipt of which is acknowledged, hereby grants, sells, assigns, transfers and delivers to Buyer the aircraft (the “Aircraft”) described in Annex A (SN ) to the above referenced Aircraft Lease Agreement (SN ) (“Lease”), along with whatever claims and rights Seller may have against the manufacturer and/or supplier of the Aircraft (the “Supplier”), including but not limited to all warranties and representations.
Buyer is purchasing the Aircraft for leasing to Lessee pursuant to the Lease. Seller represents and warrants to Buyer that (1) Buyer will acquire by the terms of this Bill of Sale good title to the Aircraft free from all liens and encumbrances whatsoever; and (2) Seller has the right to sell the Aircraft.
Seller agrees to save and hold harmless Buyer from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, VAT, stamp, withholding, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Buyer as a consequence of the sale of the Aircraft to Buyer.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale this ___day of December, 2005.

SELLER:

Air Logistics, L.L.C.
By its Manager
William E. Chiles

By:

Name:	William E. Chiles

Title:	Manager

ANNEX D
CERTIFICATE (SN     )
CERTIFICATE OF MANAGERS/MEMBERS OF AIR LOGISTICS, L.L.C.
INTENTIONALLY OMITTED

ANNEX E
CERTIFICATE OF ACCEPTANCE (SN     )
     AIRCRAFT LEASE AGREEMENT (SN     ) dated as of December ___, 2005 (the “Lease”), between CFS Air, LLC together with its successors and assigns, if any, as lessor (the “Lessor”), and Air Logistics, L.L.C. as lessee (the “Lessee”).
     A. The Aircraft: Lessee hereby certifies, as of the date set forth below, that the Aircraft as set forth and described in Annex A (SN     ) to the Lease has been delivered to Lessee, inspected by Lessee, found to be in good order and fully equipped to operate as required under applicable law for its intended purpose, and is fully and finally accepted under the Lease.
     B. Representations by Lessee: Lessee hereby represents and warrants to Lessor that on the date hereof:
(1)	The representations and warranties of Lessee set forth in the Lease and all certificates delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof.

(2)	Lessee has satisfied or complied with all conditions precedent and requirements set forth in the Lease which are required to be or to have been satisfied or complied with on or prior to the date hereof.

(3)	No Default or Event of Default under the Lease has occurred and is continuing on the date hereof.

(4)	Lessee has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft, as are required to be obtained under the terms of the Lease.

(5)	Lessee has furnished no equipment for the Aircraft other than as sold to Lessor and as stated on Annex A (SN ) hereto or permitted as an addition thereto pursuant to the Lease.

(6)	The Lessee has inspected the Aircraft and all pertinent records therefor and the Aircraft has no damage history.

     IN WITNESS WHEREOF, Lessee has caused this Certificate of Acceptance to be duly executed by its officers thereunto duly authorized.

Lessee:
Air Logistics, L.L.C.
By its Manager
William E. Chiles

By:

Name: William E. Chiles

Title: Manager

Date:

ANNEX F (SN )
Stipulated Loss and Termination Values
     The Stipulated Loss and Termination Value of the Aircraft shall be the percentage of Capitalized Lessor’s Cost of the aircraft set forth opposite the applicable rent payment.
Capitalized Lessor’s Cost   $ [See Schedule I]

# of		stipulated
base	termination	loss
payments	value	value
1	103.300	103.300
2	103.236	103.236
3	103.004	103.004
4	102.744	102.744
5	102.475	102.475
6	102.198	102.198
7	101.911	101.911
8	101.621	101.621
9	101.322	101.322
10	101.013	101.013
11	100.702	100.702
12	100.381	100.381
13	100.051	100.051
14	99.717	99.717
15	99.380	99.380
16	99.036	99.036
17	98.686	98.686
18	98.329	98.329
19	97.965	97.965
20	97.598	97.598
21	97.224	97.224
22	96.844	96.844
23	96.460	96.460
24	96.069	96.069
25	95.672	95.672
26	95.272	95.272
27	94.867	94.867
28	94.459	94.459
29	94.046	94.046
30	93.629	93.629
31	93.207	93.207
32	92.783	92.783
33	92.353	92.353
Initials: Lessee                         Lessor:

# of		stipulated
base	termination	loss
payments	value	value
34	91.919	91.919
35	91.482	91.482
36	91.041	91.041
37	90.595	90.595
38	90.146	90.146
39	89.693	89.693
40	89.236	89.236
41	88.775	88.775
42	88.310	88.310
43	87.841	87.841
44	87.368	87.368
45	86.892	86.892
46	86.411	86.411
47	85.927	85.927
48	85.439	85.439
49	84.947	84.947
50	84.451	84.451
51	83.952	83.952
52	83.450	83.450
53	82.945	82.945
54	82.438	82.438
55	81.928	81.928
56	81.414	81.414
57	80.898	80.898
58	80.379	80.379
59	79.857	79.857
60	79.332	79.332
61	78.803	78.803
62	78.110	78.110
63	77.413	77.413
64	76.715	76.715
65	76.015	76.015
66	75.314	75.314
67	74.611	74.611
68	73.903	73.903
69	73.195	73.195
70	72.485	72.485
71	71.770	71.770
72	71.054	71.054
73	70.337	70.337
74	69.615	69.615
75	68.889	68.889
76	68.161	68.161
77	67.432	67.432
78	66.703	66.703
79	65.971	65.971
Initials: Lessee                         Lessor:

# of		stipulated
base	termination	loss
payments	value	value
80	65.236	65.236
81	64.499	64.499
82	63.761	63.761
83	63.019	63.019
84	62.275	62.275
85	61.530	61.530
86	60.781	60.781
87	60.027	60.027
88	59.273	59.273
89	58.516	58.516
90	57.759	57.759
91	57.001	57.001
92	56.238	56.238
93	55.474	55.474
94	54.708	54.708
95	53.938	53.938
96	53.167	53.167
97	52.395	52.395
98	51.619	51.619
99	50.838	50.838
100	50.055	50.055
101	49.272	49.272
102	48.487	48.487
103	47.701	47.701
104	46.911	46.911
105	46.119	46.119
106	45.327	45.327
107	44.530	44.530
108	43.731	43.731
109	42.932	42.932
110	42.128	42.128
111	41.319	41.319
112	40.510	40.510
113	39.699	39.699
114	38.887	38.887
115	38.073	38.073
116	37.256	37.256
117	36.437	36.437
118	35.617	35.617
119	34.792	34.792
120	33.966	33.966
[Note – Termination and Stipulated Loss Values may vary in individual leases by immaterial amounts.]
Initials: Lessee                         Lessor:

ANNEX G (SN     )
TO
AIRCRAFT LEASE (SN ) DATED DECEMBER _____, 2005
ADDITIONAL MAINTENANCE AND RETURN CONDITIONS
The above captioned Aircraft Lease Agreement (SN ) between CFS Air, LLC (“Lessor”) and Air Logistics, L.L.C. (“Lessee”) shall be amended by adding the following:
     GENERAL CONDITIONS:
     (1) Upon Lease termination, Lessee shall, at Lessee’s expense, return the Aircraft to a location in the Continental United States as Lessor shall designate. Lessee shall take reasonable care to protect the Aircraft from damage and mechanical and appearance degradation. Such reasonable care shall include, but not be limited to, installation of all covers, tie-downs, and other protective, shipping or storage devices delivered to Lessee with the Aircraft at Lease inception.
     (2) Upon Lease termination, it is agreed that, if requested in writing, Lessee will use reasonable efforts to locate and secure adequate indoor hangar facilities for the storage of the Aircraft. All costs incurred by Lessee in securing hangar facilities for the Aircraft will be reimbursed by Lessor on a “net-net” basis, and only after Lessee has received written authorization from Lessor to secure such storage, including the rate to be paid.
     (3) If so requested in writing by Lessor, Lessee shall, at Lessor’s expense, maintain uninterrupted insurance coverage with Lessor listed as an “Additional Named Insured”, listing the Lessor as “Loss Payee”, including a “Lender’s (or Lessor’s/Owner’s) Interest Endorsement” (commonly referred to as a “Breach of Warranty Endorsement) for a period not to exceed ninety (90) days. This period may be extended if so agreed in writing by both Lessee and Lessor.
     (4) The Aircraft and all its parts, components, avionics, and installed optional equipment shall be clear of all liens and encumbrances other than those in favor of Lessor or their assignee or permitted under Section 8(a) of the Lease.
     (5) Lessee shall make the Aircraft and all related books and records available for inspection by Lessor or its representative once annually throughout the term of the Lease and any time within a ninety (90) day period prior to Lease termination. This shall be followed by a return acceptance inspection by Lessor or its representative concurrent with Lease termination.
     AIRCRAFT CONDITIONS:
     (6) The Aircraft shall be returned to Lessor in good operating condition. It shall be both flyable and “Airworthy” as described in the Federal Aviation Regulations (“FAR”). All windshields, “chin windows,” door glass, and fuselage windows shall be free of cracks. All interior trim pieces shall be free of damage (normal wear and tear excepted). The exterior paint shall be in good condition (normal wear and tear excepted). All markings applied by, or on behalf of, the Lessee shall be removed in such a manner so as to return the Aircraft to its appearance as of the time the Lessee originally took possession of the Aircraft, or which has been subsequently approved by Lessor.
     (7) All parts and components that have a specified service life or maintenance interval approved by the Federal Aviation Administration (“FAA”), whether it be an overhaul requirement, time retirement or inspection, shall have at least 50% of their scheduled life remaining. Remaining life shall be computed from 50% point of whichever the determining service limit to be reached first is, whether it be calendar time, number of cycles or flight hours. (When computing the remaining life of any component, the most recent intervals published by the manufacturer and approved by the FAA for unrestricted use shall be utilized).
     (8) The dollar figures for calculating the debits of times with a mandatory service life limit shall be the then-current manufacturer’s list price.
     (9) The dollar figures for calculating the debits of items with manufacturer recommended overhaul interval shall be determined by the manufacturers then current list price.
     (10) Any parts and components installed at the termination of the Lease shall be of the same configuration and part number (or approved superceding configuration and part number) as were installed at Lease inception.

     (11) The Aircraft must have had an “Annual Inspection” as described in the FARs performed by an FAA Certificated Repair Station within thirty (30) days of the date of termination of the Lease. Lessee shall, at their expense, correct any discrepancies discovered during the Annual Inspection, and any other discrepancies which may become evident prior to Lease termination.
     Lessee shall provide to Lessor evidence that all monies due pursuant to the Power By Hour maintenance service program has been paid in full to supplier of such program.
     Lessee shall also conduct an engine power assurance check, with the results documented and signed by the person performing the check. Lessee shall, at their expense, take whatever actions are necessary to ensure that the engine(s) produce their rated power. Lessee shall also ensure that main and tail rotor vibration levels shall be equal to, or lower than, the minimum acceptable limits quoted by the airframe manufacturer. In the absence of published minimum vibration levels, main and tail rotor vibration levels shall be 0.2 Inches Per Second (“IPS”) or less.
     (12) Commencing with Lease inception, and continuing uninterrupted throughout the duration of the Lease, the Lessee shall maintain separate consolidated lists of Airworthiness Directives (“AD”) and mandatory Service Bulletins (“SB”), for both the airframe and engine(s), in a form similar to the attached sample forms entitled: “Airworthiness Directive Compliance Record” and “Service Bulletin Compliance Record.”
     NOTE: Computer generated AD & SB compliance reports may be acceptable if EACH PAGE contains at least the information required in blocks 1 through 11 on the sample forms plus a certification statement and signature of an appropriately FAA licensed maintenance technician. The certification statement should be similar to the following:
     I hereby certify that the Airworthiness Directives and manufacturer’s Service Bulletins listed on this sheet have been checked for compliance and have proven to be accurate. I further certify that the necessary entries have been made in the permanent Aircraft records in compliance with Part 43 of the Federal Aviation Regulations.
Signed:              Certificate Number:               Date:                AFTT:             Eng #1 TT                        Eng #2 TT:
     (13) All maintenance record entries shall be in the form and format specified in FAR Part 43.
     (14) All parts and components installed on the Aircraft shall originate from commercial manufacturers holding appropriate FAA approvals and shall be traceable to the original manufacturer, with proper statement of manufacturer’s authority quoted. Invoices for parts should include the following, or a similarly worded statement:
     The parts identified on this invoice conform to manufacturer’s approved standards, current (insert OEM name) publications, and FAA requirements.
     (15) The Aircraft shall be returned in the same configuration as it was at the time of delivery to the Lessee, unless otherwise agreed to by both parties. Any FAA approved modifications installed by Lessee during the Lease period that cannot be removed without leaving evidence of their installation shall become a permanent part of the Aircraft and the property of the Lessor.
     (16) The following items shall be returned to Lessor at the termination of the Lease:
(a)	All maintenance records

(b)	Current copies of all parts, maintenance, and flight manuals and copies of all SBs and ADs applicable to the Aircraft

(c)	All loose equipment (tie-downs, ground handling wheels, tow bars, covers, and other specialized equipment) that was delivered to Lessee with the Aircraft, or which have become necessary because of additional installed equipment or modifications to the Aircraft.

Initials: Lessee	Lessor:

ANNEX H (SN  )
TO
AIRCRAFT LEASE AGREEMENT (SN  )
DATED AS OF DECEMBER ____, 2005
Definition of “Guarantor Change of Control”
“Guarantor Change of Control” means the occurrence of any of the following:
          (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its subsidiaries (determined on a consolidated basis);
          (2) the adoption of a plan relating to the liquidation or dissolution of the Guarantor;
          (3) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Guarantor; or
          (4) the first day on which more than a majority of the members of the board of directors are not Continuing Directors (as hereinafter defined); provided, however, that, with respect to clause (3) above, a transaction in which the Guarantor becomes a subsidiary of another Entity (as hereinafter defined) shall not constitute a Change of Control if
(a)	the stockholders of the Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Guarantor immediately following the consummation of such transaction; and

(b)	immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Entity (but including the holders of the equity interests of such other Entity), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Guarantor.
In this Section, “Continuing Directors” means, as of any date of determination, any member of the board of directors who (a) was a member of the board of directors on June 20, 2003 or (b) was nominated for election to the board of directors with the approval of, or whose election to the board of directors as ratified by, at least a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election. “Entity” means any corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

Schedule I – Summary of Lease-specific Terms

Lease No.	Cost / Capitalized Lessor’s Cost	Daily Lease Rate Factor	Holdback Amount	Early Purchase Option Price	Term Lease Rate Factor
SN 760527	$7,110,000.00	0.0255265%	$1,142,000.00	* * *	* * *

SN 760529	$7,1920,000.00	0.0255267%	$1,142,000.00	* * *	* * *

SN 760531	$7,410,000.00	0.02552363%	$1,142,000.00	* * *	* * *

SN 760536	$7,520,000.00	0.015954%	$1,142,000.00	* * *	* * *

SN 760557	$7,840,000.00	0.016068%	$1,142,000.00	* * *	* * *

SN 760562	$7,880,000.00	0.0160813%	$1,142,000.00	* * *	* * *

SN 760564	$7,830,000.00	0.0160643%	$1,142,000.00	* * *	* * *

SN 760579	$7,920,000.00	0.016095%	$1,142,000.00	* * *	* * *

SN 760580	$7,940,000.00	0.0160853%	$1,149,000.00	* * *	* * *

[NOTE — INFORMATION MARKED * * * HAS BEEN OMITTED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SEC PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 24b-2.]